Exhibit 10.18

MASTER AGREEMENT

This Agreement is made as of this 14th day of January, 2005, by and between WABASH VALLEY POWER ASSOCIATION, INC., an Indiana non-profit corporation (“WVPA”), the principal office of which is located at 722 North High School Road, P.O. Box 24700, Indianapolis, Indiana 46224, and WABASH RIVER ENERGY, LTD. an Indiana corporation (“WRE”), the principal office of which is located at 444 W. Sandford Avenue, West Terre Haute, Indiana 47885.

Recitals

WRE is an Indiana corporation wholly owned by Global Energy, Inc. (“Global”) that owns a certain coal/petroleum coke gasification plant in Vigo County. Indiana (the “Facility”) located on land leased from Cinergy/PSI Energy. Due to economic difficulties and other business reasons, the Facility has not been operated since February 2004. WVPA is an Indiana nonprofit electric generation and transmission cooperative corporation which is interested in exploring options to increase its ability to provide low cost electric energy to its distribution cooperative members. WVPA has acquired certain secured claims and judgments owed by WRE from WRE’s creditors (the “Claims”).

This Master Agreement evidences the agreement of WRE and WVPA to organize and jointly own SGS Solutions, LLC, a new Indiana limited liability company (“SGS”) which will own and operate the Facility. In this regard, simultaneously with the execution of this Master Agreement, WRE and SGS will execute an Asset Purchase Agreement whereunder WRE will, among other things, sell, convey, transfer and deliver to SGS all of WRE’s interests in certain assets located at the Facility (said Asset Purchase Agreement shall hereafter be referred to as the “SGS Purchase Agreement”; and said assets shall hereinafter be referred to as the “Assets”), the form of which is attached hereto as Exhibit A.

In addition, simultaneously with the execution of this Master Agreement, WRE and WVPA will execute an Asset Purchase Agreement, whereunder WRE will sell, convey, transfer and deliver to WVPA ownership of the air separation unit which WRE acquired from Global and which is located at the Facility (said Asset Purchase Agreement is hereinafter referred to as the “ASU Purchase Agreement”; and said air separation unit is hereinafter referred to as the “ASU”), the form of which is attached hereto as Exhibit B.

Agreements and Covenants

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, WRE and WVPA hereby agree as follows:

1. At Closing, (as hereinafter defined), WVPA and WRE will execute and deliver all of the closing documents more particularly described in Exhibit C attached hereto, all of which shall be in form and content reasonably satisfactory to WVPA and WRE.

2. SGS will be controlled by a five member Board of Managers, three of whom would be appointed by WVPA and two of whom will be appointed by WRE. WVPA will have a 50% ownership interest in SGS and WRE will have a 50% ownership interest. At Closing, WVPA and WRE will execute an Operating Agreement which will govern the relationship of the parties and their rights upon the termination of their agreement in the form attached hereto as Exhibit D. Article 2 of the Operating Agreement provides that WRE will receive certain payments related to production at the Facility (the “Owner’s Payment”), but will not be entitled to receive any share of the profits of SGS. Article 10 of the Operating Agreement provides a right of first refusal in favor of each party.

3. Prior to Closing, WVPA, in return for its 50% ownership interest in SGS, shall have contributed cash and Claims, in the aggregate amount equal to $17,000,000, to SGS for part of the purchase price SGS is to pay under the SGS Purchase Agreement. The agreed value of WVPA’s capital contributions for the capital account of WVPA on the books of SGS shall be $17,000,000.

4. At the closing of the transactions contemplated under the SGS Purchase Agreement, WRE will transfer to SGS its entire interest in the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (the “Assets”) excepting liens, claims and judgments acquired by WVPA. The agreed value of WRE’s capital account on the books of SGS shall be $17,000,000. WRE will retain its current book value of $74,793,529.58 for the Assets on WRE’s books.

5. At the closing of the transactions contemplated under the ASU Purchase Agreement, WRE will sell, and WVPA will purchase, a 100% interest in the ASU, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, excepting liens, claims and judgments acquired by WVPA. At Closing, WVPA will enter into a lease agreement with SGS for the lease of the ASU for a term of up to 5 years on terms that are commercially reasonable and are mutually acceptable to WVPA and SGS.

6. At Closing, SGS will borrow from a third party financial institution or from WVPA a sum not to exceed $13,000,000.00 (“Working Capital Funds”). If the Working Capital Funds are borrowed from WVPA, the loan or loans will be evidenced by a Loan Agreement between SGS and WVPA in the form attached hereto as Exhibit E-l, a promissory note from SGS to WVPA in the form attached hereto as Exhibit E-2 and secured by a Security Agreement in the form attached hereto as Exhibit E-3, a Collateral Assignment of Permits, Contracts and Leases in the form attached hereto as Exhibit E-4, and other necessary and required assignment and security documents to give WVPA a first security interest in all Assets owned by SGS. The proceeds of such loan shall be used by SGS for working capital and to pay WRE debts as provided in paragraph 7 below. Repayment of said loans will be operating expenses of SGS.

7. At Closing, any debts relating to or affecting the Assets which WRE continues to owe that exceed $17,000,000.00 (excluding the purchase price under the ASU Purchase Agreement) will be paid from the SGS working capital up to a maximum of $6,000,000.00 or such greater amount as is approved by SGS’s Management Board (the aggregate amount of

WRE’s debts so paid shall hereinafter be referred to as the “WRE Advances”). If any of WRE’s debts are so paid, then (a) SGS will reduce the amount of the monthly Owner’s Payment to WRE by the amount necessary to make equal monthly payments to repay the sum of WRE Advances, plus 6% interest per annum, each month over 120 consecutive monthly installments and (b) such reduction in monthly Owner’s Payments shall continue until SGS has recovered the WRE Advances (and interest computed at 6% per annum). In the event of liquidation or dissolution of SGS, any of the WRE Advances which SGS has not recovered from WRE through the reduction in the monthly Owner’s Payments to WRE (giving effect to the repayment of the WRE Advances plus 6% interest per annum) shall first be paid to WVPA from funds which are due and owing to WRE by reason of such liquidation or dissolution prior to any actual distribution of monies or property to WRE.

8. WRE shall be completely responsible for any pre-closing obligations due ConocoPhillips Company. After Closing, SGS may retain Conoco Phillips Company to provide consulting services for the Facility. WRE has requested WVPA to negotiate a settlement of any pre-closing balances of WRE owed to Cinergy/PSI. WVPA will use its commercially reasonable efforts to obtain a discount of those pre-closing debts, but any amounts not discounted by Cinergy/PSI shall remain the sole obligation of WRE.

9. WRE will manage operations of the Facility until SGS is formed and the Assets are transferred to SGS, after which the operation of the Facility will be transferred to SGS.

10. The closing of the transactions set forth in Sections 6 and 7 hereof (the “Closing”‘) shall take place at the offices of WVPA, 722 N. High School Road, Indianapolis, IN 46214, on January 14, 2005, immediately after the closing of the transactions called for under the SGS Purchase Agreement and the ASU Purchase Agreement.

11. Conditions Precedent. The Closing shall be subject to the following conditions precedent:

(a) The closing of the transactions contemplated under the SGS Purchase Agreement.

(b) The closing of the transactions contemplated under the ASU Purchase Agreement.

12. Liabilities/Licenses.

a. It is understood and agreed by the parties that WVPA and SGS will not assume, pay, perform or discharge any liabilities of WRE (the “Liabilities”), other than as set forth in this Agreement, the SGS Purchase Agreement, and the ASU Purchase Agreement. WRE shall indemnify, defend and hold WVPA and SGS harmless from any and all other Liabilities.

b. There are no contracts and engagements to winch WRE and/or Global are a party and which affect the property or business practices of the Business, other than those that have been disclosed in writing to the WVPA.

13. Representations And Warranties Of WRE. WRE hereby represents and warrants to WVPA as follows:

a. This Agreement is a valid and binding obligation of WRE, enforceable against WRE in accordance with its terms.

b. Except as set forth on Schedule 12, WRE has made timely payment of all sales tax, personal property taxes and any and all other taxes related to the operation of the Facility. WRE has duly withheld, collected and timely paid over or held for payment to the proper governmental authorities, all taxes required to be withheld and collected by it.

14. Termination.

(a) WVPA may terminate this Agreement by written notice to WRE at any time if its due diligence investigation pursuant to the terms and provisions of that certain Letter of Intent between WVPA and WRE dated December 9, 2004, the SGS Purchase Agreement the ASU Purchase Agreement, or this Agreement discloses, as determined in its sole judgment, any material adverse information about the Facility, or that there is a material adverse change in the business of WRE or the Facility, or if WVPA’s board of directors, in its sole judgment, decides to terminate this Agreement and its participation in the transaction described herein.

(b) The parties may terminate this Agreement at any time by mutual agreement of the parties.

15. Miscellaneous

a. WRE agree to use its best efforts to obtain the consent of other parties to all such contracts, licenses, leases, commitments, sales orders, or purchase orders of the WRE which are being assigned to WVPA and/or SGS.

b. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified or registered mail, postage prepaid as follows:

If to WVPA:

Edward P. Martin

President and Chief Executive Officer

Wabash Valley Power Association, Inc.

722 North High School Road

P.O. Box 42700

Indianapolis, Indiana 46224

With a copy to:

Don F. Morton, Esq.

c/o Wabash Valley Power Association, Inc.

722 North High School Road

P.O. Box 42700

Indianapolis, Indiana 46224

If to WRE:

Harry H. Graves

Managing Director

Wabash River Energy, Ltd.

312 Walnut Street, Suite 2650

Cincinnati, Ohio 45202

With a copy to:

Timothy A. Garry, Jr.

Wood & Lamping, LLP

600 Vine Street, Suite 2500

Cincinnati, Ohio 45202

or to such other address as either party may designate for itself, by notice to the other parties given in accordance with the provisions hereof.

c. This Agreement and the attached Exhibits hereto constitute the agreement and understanding of the parties. This Agreement may be amended modified only in a writing signed by the parties hereto.

d. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

e. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws.

f. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party or parties entitled to the benefit thereof without affecting any other terms and conditions of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

g. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

h. The terms and provisions of this Agreement shall inure to the benefit of and bind the respective heirs, successors and assigns to the parties.

i. Should any part, term or provision of this Agreement be determined to be invalid or unenforceable to any extent, such part, term or provision shall continue to be valid and enforceable except to the extent it has been determined to be invalid and enforceable and shall be reformed to the extent it can be validated or enforced, and such determination shall not affect the validity or enforceability of any other part, term or provision hereof.

j. In the event of a conflict between the terms and provisions of this Agreement and either or both the SGS Purchase Agreement and/or the Operating Agreement, with respect to the sale of the undivided 50% interest in the assets of the Facility to WVPA, the sale of the ASU to WVPA, the assignment of any assumed liabilities to SGS or the relationship between the parties to the Operating Agreement of SGS, the terms and provisions of the SGS Purchase Agreement or Operating Agreement, as the case may be, shall control.

IN WITNESS WHEREOF, WVPA and WRE have each caused this Agreement to be executed and delivered by its duly authorized officers on the day and year first above written.

WABASH VALLEY POWER ASSOCIATION, INC. (WVPA)

/s/ [Illegible]		/s/ Edward P. Martin
Witness as to WABASH VALLEY POWER	By:	Edward P. Martin
ASSOCIATION, INC.	Its President and Chief Executive Officer

WABASH RIVER ENERGY, LTD. (WRE)

/s/ [Illegible]		/s/ Harry H. Graves
Witness as to WABASH RIVER ENERGY, LTD.	By:	Harry H. Graves
Its President and Chief Executive Officer

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January     , 2005 (this “Agreement”), between WABASH RIVER ENERGY, LTD., an Indiana corporation (“Seller”), and SG SOLUTIONS, LLC, an Indiana limited liability company (“Buyer”).

RECITALS

A. Seller is engaged in the business of operating a coal gasification plant in Vigo County, Indiana (the “Facility”) located on land leased from Cinergy/PSI Energy, which land is more particularly described on Exhibit A attached hereto (the “Business”), and Seller owns or leases, or has rights to all of the Assets (as hereinafter defined) used in connection with the Business.

B. Seller desires to sell, transfer and assign to Buyer all of Seller’s right, title, and interest in the Assets, and Buyer desires to purchase from Seller all of Seller’s right, title, and interest in the Assets, upon the terms and subject to the conditions set forth in this Agreement.

C. Seller and Buyer also have entered into that certain Master Agreement of even date herewith, the recitals, terms and provisions of which are incorporated herein by reference (the “Master Agreement”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS;

ASSUMPTION OF CERTAIN LIABILITIES

Section 1.1.Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, free and clear of all claims, liens, restrictions, encumbrances or security interests of any nature whatsoever (except those listed on Schedule 3.7), all of Seller’s right, title and interest in and to all of the rights, properties, contracts, leases, licenses and other assets of Seller of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, used in connection with the Business except for the Excluded Assets (as hereinafter defined) [the assets which Seller is to sell to Buyer hereunder are hereinafter referred to as the “Assets”] Except for the Excluded Assets, the Assets shall include, by way of illustration and without limitation:

(a) Inventory. All raw materials, petroleum coke, work in process and finished products in Seller’s inventory used in the Business (collectively, the “Inventory”);

(b) Equipment. Except as set forth in Sections 1.2(e) and (f) hereof, all tangible personal property used in the Business, including, without limitation, furniture, fixtures, furnishings, signage, leasehold improvements, machinery, equipment, typewriters, telephone systems, computers, computer equipment and computer systems, hardware and software, office equipment, trucks, vehicles and other transportation equipment, parts, tools, supplies and other items of equipment of any nature whatsoever (collectively, the “Equipment”);

(c) Contract Rights. All of Seller’s rights under all leases and other Contracts (as hereinafter defined) of Seller listed on Schedule 1.1(c) attached hereto (the “Assumed Contracts”); the Assumed Contracts include, without limitation, all leases of land and other real property, buildings, structures, appurtenances or improvements leased by Seller in connection with the Business (the “Leased Premises”), all of which are listed by commonly known addresses on Schedule 1.1(c) hereto;

(d) Intellectual Property. Except as set forth in Sections 1.2(b) and (f) hereof, all computer programs, software, manuals and related rights used in the Business; all registrations of trademarks and of other marks, registrations of trade names, labels or other trade rights, and applications for any such registrations used in the Business; all copyrights, copyright registrations and applications therefor used in the Business; all trademarks and other marks, trade names, trade dress, labels and other trade rights, whether or not registered used in the Business; all websites, domain names, and related rights; all inventions, designs, know-how, trade secrets, improvements, formulae and similar assets used in the Business; all license, royalty or other agreements relating to any of the foregoing, including, without limitation, all technology licenses from ConocoPhillips Company; all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement; and all other intellectual property rights of any character or description used in the Business (including without limitation unregistered patents, trademarks and other unregistered marks) (collectively, the “Intellectual Property”);

(e) Books and Records. All customer lists and records, prospect lists, mailing lists, marketing, sales and promotional materials and records, manuals, training materials, and similar items, and all books, records, files, computer software, data or databases, correspondence, memoranda, notes and other documents or papers and other evidence thereof relating to the Business, other than the organizational records, minute books, stock books and tax returns of Seller (collectively, the “Books and Records”);

(f) Permits. Except as set forth in Section 1.2(f) hereof, all assignable Permits (as hereinafter defined) owned or held by Seller used in the Business, and all rights related thereto, including, without limitation, applicable governmental air permits and water discharge permits;

(g) Goodwill. All goodwill and other intangible assets associated with the Business; and

(h) Accounts Receivable. Except as set forth in Section 1.2(g) hereof, all accounts receivable associated with the Business as of the date hereof.

The Assets more particularly described above include, except for (i) the Excluded Asset and (ii) the air separation unit which is being sold under separate agreement to Wabash Valley Power Association, Inc., all of Seller’s right, title and interest in and to all tangible property, used in connection with the operation of the Business.

Section 1.2.Excluded Assets. Buyer shall not purchase, and Seller shall retain, the following assets of Seller (collectively, the “Excluded Assets”):

(a) All rights or obligations under all Contracts of Seller other than the Assumed Contracts including, by way of illustration and without limitation, (i) any employment agreements, Employee Plans (as hereinafter defined) or other employment related Contracts or arrangements and (ii) any Contract representing any indebtedness.

(b) The name “Wabash River Energy, Ltd.” and Seller’s logo;

(c) The rights to any of Seller’s claims for any federal, state, local, or foreign tax refunds;

(d) The seals, minute books, stock register, or other records having to do with the organization of Seller;

(e) The Fuel Cell Unit at the Facility, including all equipment, fixtures and inventory related thereto (the “Fuel Cell Unit”);

(f) The air separation unit which Seller acquired from Global Energy, Inc. (“Global”) and which is located at the Facility (said air separation unit is hereinafter referred to as the “ASU”) and all Intellectual Property and Permits relating to the ASU; and

(g) The accounts receivable listed on Schedule 1.2(g) attached hereto.

Section 1.3. Assumption of Certain Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume those liabilities and obligations of Seller arising out of or based upon Buyer’s ownership and/or operation of the Business from and after the Closing Date (and in particular, with respect to obligations under Assumed Contracts, only the obligations thereunder to the extent that such obligations are required pursuant to such Assumed Contracts to be performed after the Closing Date); and

(b) Buyer shall assume only the Assumed Liabilities described above. Said liabilities and obligations shall collectively be referred to hereinafter as the “Assumed Liabilities”) All other obligations, debts, Taxes (as hereinafter defined), operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, shall not be assumed by Buyer and shall be retained by Seller. Without limitation of the foregoing:

(i) Buyer shall not assume, and Seller shall retain, all accounts payable and other current liabilities, and all loans, accounts and other amounts payable or to become payable by Seller, whether to financial institutions, officers, shareholders, affiliates or otherwise to any other person.

(ii) Buyer shall not assume, and Seller shall retain, all liabilities and obligations of Seller in respect of all federal, state, local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including, without limitation, all net income, gross income, gross receipts, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, employment, environmental business license fees, or other taxes, including any interest, penalties and additions imposed with respect to such amounts, in each case with respect to the income, operations or assets (including, without limitation, the Assets) of Seller or the Business up to the Closing Date (“Taxes”).

(iii) Buyer shall not assume, and Seller shall retain, all liabilities and obligations under any Contracts that are not Assumed Contracts. In particular, but without limitation, Buyer shall not assume any liabilities of Seller under, or be deemed a successor company to Seller in connection with any employment agreement, Employee Plan, collective bargaining agreement or other employment related arrangement to which the present or former employees of Seller are or were entitled (including any severance arrangements); and Buyer shall not assume, and shall have no liability whatsoever for, any wages, salaries, bonuses, deferred compensation, pension obligations, retirement benefits, health and welfare fund contributions, vacation pay, sick leave, severance pay or any other compensation or employee benefits to which the present or former employees of Seller are or were entitled (including any COBRA obligations, notices, or benefits);

(iv) Buyer shall not have any obligation to employ any of Seller’s employees in connection with or after the transactions contemplated hereby; and neither shall be required to assume any collective bargaining agreements or other understandings or arrangements between Seller and any union or other person or organization purporting to represent the present or former employees of Seller, or any employment agreements or understandings, written or oral, between Seller and any of its former or present employees.

(v) Buyer shall not assume, and Seller shall retain, all liabilities and obligations arising in connection with any Environmental Matters (as hereinafter defined).

(vi) Buyer shall not assume, and Seller shall retain, all liabilities and obligations relating in any manner to any of the Excluded Assets.

ARTICLE II

PURCHASE PRICE; CLOSING

Section 2.1.Purchase Price for Assets. The aggregate purchase price for the sale and purchase of the Assets shall be (i) a fifty percent (50%) Class B Member ownership interest in Buyer (the “Class B Membership Interest”), (ii) the release by Buyer of certain secured claims and judgments owed by Seller which have been assigned to Buyer from Seller’s creditors (the “Claims”) valued at Buyer’s actual out of pocket cost to acquire such Claims and (iii) cash which Claims and cash shall, in the aggregate, equal Seventeen Million Dollars ($17,000,000.00)

subject to the adjustments set forth in Section 2.3 below (such Class B Membership Interest, Claims and cash collectively being hereinafter referred to as the “Asset Purchase Price”). Buyer shall retain the cash and use it to pay the claims of RCC, Porvair and Sterling Boiler against Seller, or such other claims against Seller which involve the operation of the Facility. The decision on which other claims to pay shall be by agreement of Buyer and Seller.

Section 2.2.Adjustments.

(a) Debt Payments. The Asset Purchase Price assumes that, at the Closing, the Assets being purchased will be lien-free and debt-free (except for unaccrued contract payments for the contracts listed on Schedule 1.1(c) hereof and the encumbrances listed on Scheduled 3.7). Any amounts paid by Buyer to remove Liens (as hereinafter defined) on the Assets or pay any debt of Seller shall be deemed to have been paid to Seller as part of the cash portion of the Asset Purchase Price unless such payment by Buyer is treated as a loan to Seller as provided in the Master Agreement.

(b) Transfer Taxes. Except for sales taxes, all transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Assets under this Agreement will be borne and paid by Seller.

(c) Utility Charges. All telephone, electricity and other utility charges paid or payable by Seller shall be prorated as of the Closing Date. For any metered utilities, Seller and Buyer shall ensure that all meters are read on the Closing Date and accordingly switched over to Buyer’s account as of such date.

Section 2.3.Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Assets (the “Closing”) shall take place at the offices of Wabash Valley Power Association, Inc., 722 N. High School Road, Indianapolis, Indiana 46214, at 1:00 p.m., Indianapolis time, on January 14, 2005. The date and time at which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.4.Closing Matters. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) Buyer shall deliver to Seller the Asset Purchase Price.

(b) Seller shall deliver to Buyer such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller’s right, title and interest in and to the Assets. In addition, Seller and Buyer shall execute and deliver those closing documents more particularly described in Exhibit B of the Master Agreement.

(c) Buyer shall deliver to Seller such written undertakings, in form and substance reasonably satisfactory to Seller, whereby Buyer shall assume and agree to perform the Assumed Liabilities.

(d) Seller and Buyer shall deliver to each other such other documents, certificates, instruments and writings required to be delivered pursuant to Article VIII of this Agreement or otherwise required pursuant to this Agreement or the Master Agreement.

Section 2.5. Allocation of Asset Purchase Price. The Asset Purchase Price shall be allocated as set forth on the attached Schedule 2.5 or, if Schedule 2.5 is not attached hereto, as subsequently agreed by the parties. If the parties are unable to agree, such allocation shall be determined by independent certified public accountants selected by mutual agreement of the parties. Each party hereto agrees (a) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs and (b) that it shall not take a position on any income, transfer, gains or other tax return, or before any Governmental Entity charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1.Organization and Qualification. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to own, lease and operate its properties and the Assets and to carry on its business as now being conducted.

Section 3.2.Authority. Seller has all requisite power and authority to execute and deliver this Agreement, the Master Agreement and each other agreement, instrument or document to be executed and delivered by Seller pursuant hereto and thereto (collectively, the “Seller Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Related Agreements by Seller, the performance of this Agreement and the Seller Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Seller Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon its execution and delivery by Seller, each Seller Related Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 3.3.No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a), the execution and delivery of this Agreement and the Seller Related’Agreements by Seller do not, and the performance of this Agreement and the Seller Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or by-laws, in each case as amended or restated, of Seller, (ii) violate any permits or licenses applicable to the Business; (iii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or by or to which any of its properties or assets is bound or subject or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, encumbrance, security interest, mortgage, pledge, claim, option or restriction of any kind whatsoever (collectively “Liens”) on any of the Assets pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, “Contracts”) to which Seller is a party or by which any of the Assets or the Business is bound.

(b) Except as set forth in Schedule 3.3(b), the execution and delivery of this Agreement and the Seller Related Agreements by Seller do not, and the performance by Seller of this Agreement and the Seller Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether foreign or domestic (a “Governmental Entity”), or any third party.

Section 3.4.[INTENTIONALLY OMITTED]

Section 3.5. Depreciation Schedules.

Attached to this Agreement as Schedule 3.5 is a verified copy of the depreciation schedule attached to Seller’s Tax Return for fiscal year 2000.

Section 3.6. [INTENTIONALLY OMITTED]

Section 3.7. Warranty of Title. Except as set forth in Schedule 3.7, Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Assets, free and clear of all Liens. Except as set forth in Schedule 3.7, upon the sale of the Assets to Buyer pursuant to this Agreement, (a) all right, title and interest in and to all of the Assets, free and clear of all Liens, will pass to Buyer on the Closing Date and (b) all of the Assumed Contracts and assignable Permits included in the Assets shall be validly assigned to Buyer and, except to the extent thereafter amended by Buyer, Buyer shall have all of the rights and privileges thereunder after the Closing Date to the same extent as though Buyer were the original party thereto. Except as set forth in Schedule 3.7, no person has any right to assert any Lien in any amount against any of the Assets. Neither Gasification Engineering Corp. nor Global Energy, Inc. have any right, title or interest in and to any of the Assets.

Section 3.8.Property and Equipment.

(a) Schedule 3.8(a) sets forth a true, correct and complete list of all of the Equipment, materials and supplies used in connection with the Business as of the date of execution of this Agreement.

(b) Except as set forth in Schedule 3.8(b), all of the Equipment and the buildings, plants, improvements, structures, machinery and other equipment and tangible assets of Seller comprised in the Assets and the Leased Premises (i) are structurally sound, are in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and are adequate for the uses to which they are being put in the Business, (ii) together with any leased equipment referred to in Section 3.9 below, constitutes all of the equipment necessary and sufficient for the continued conduct of the Business by Buyer after the Closing in the same manner as conducted prior to the Closing.

Section 3.9.Contracts; Equipment Leases.

(a) Except as set forth in Schedule 3.9(a), the Assumed Contracts constitute all of the Contracts to which Seller is a party that relate in any way to the Business or the Assets which are not Excluded Assets. True, correct and complete copies of all of the Assumed Contracts, in each case as amended through the date hereof, have been delivered to Buyer. Each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any Assumed Contract by Seller or, to the knowledge of Seller, by any other party thereto.

(b) In addition, with respect to each Assumed Contract that is a lease of equipment or other personal property, except as set forth in Schedule 3.9(b), (i) such lease creates a valid leasehold interest in all property purported to be leased thereunder, (ii) all rent and other required payments have been timely paid by Seller through the date hereof, (iii) Seller is in possession and quiet enjoyment of all of such property, (iv) such property is in good operating condition and repair (subject to routine maintenance in the ordinary course of business) and is adequate for the uses to which it is being put in the Business, and (v) subject to any notice or required consent of the lessor listed in Schedule 3.3(b), Seller has the right to assign such lease to Buyer hereunder and, upon such assignment, Buyer will have all rights of the lessee thereunder for its own use and benefit for the remaining term of such lease and any renewals thereof.

Section 3.10. Certain Matters Relating to the Leased Premises. Except as set forth in Schedule 3.10:

(a) The Leased Premises constitute all land and other real property, and all buildings, structures, appurtenances and improvements situated thereon, leased or used by Seller in connection with the Business.

(b) To Seller’s knowledge, the Leased Premises comply in all material respects with all applicable laws and regulations including, without limitation, all health, building, fire, safety and other codes, ordinances, standards and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990. The Leased Premises are in compliance in all material respects with all applicable zoning requirements and the use of the Leased Premises for the operation of the Business is a permitted or legally established use under applicable zoning requirements.

(c) None of the Leased Premises is located in an area designated as requiring flood insurance as established by the Flood Disaster Act of 1973, as amended, or has been designated as wetlands or declared blighted by any Governmental Entity.

(d) There is available to the Leased Premises through public or private easements or rights-of-way abutting or crossing the Leased Premises, a water supply and a sanitary sewer service approved by all applicable Governmental Entities having jurisdiction, and electric, gas (if applicable) and telephone service, all of sufficient capacity to serve the needs of the Leased Premises. At the Closing Date, the Leased Premises will be served by ample public utilities to permit full utilization of the Leased Premises for its intended purposes and all utility connection fees and use charges for which Seller has been billed will have been paid in full.

(e) All streets, roads, highways, bridges and waterways necessary for access to and full use, occupancy, operation and disposition of the Leased Premises for its intended purpose have been completed, have been dedicated to and accepted by the appropriate Governmental Entities and are open and available to the Leased Premises without further condition or cost to Seller and have adequate capacity for the Business’ needs.

(f) No condemnation or eminent domain proceedings affecting the Leased Premises have been commenced or, to the knowledge of Seller, are contemplated.

(g) There are no outstanding mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other person in connection with labor or materials furnished to or performed on any portion of the Leased Premises that will not have been fully paid for on or prior to the Closing Date; no work has been performed or is in progress nor have materials been supplied to the Leased Premises or agreements entered into for work to be performed or materials to be supplied to the Leased Premises prior to the date hereof, which will not have been fully paid for on or prior to the Closing Date or which might provide the basis for the filing of such Liens against the Leased Premises; and Seller has made no Contract of any kind the performance of which by the other party thereto would give rise to an Lien on any of the Leased Premises.

Section 3.11. Environmental Matters. The representations and warranties of Seller relating to environmental matters at the Leased Premises are set forth in Article VI below.

Section 3.12. Related Party Arrangements. Neither any shareholder of Seller nor any current or former director, officer or employee of Seller, or any affiliate or associate of any shareholder or any such director, officer or employee, is a party to any Assumed Contract or other commitment to which Seller is a party or by which any of the Assets or the Business is bound, or has a material interest in any Assumed Contract or any of the Assets or the Business.

Section 3.13. Intellectual Property. Schedule 3.13 sets forth a true, correct and complete list of all of the Intellectual Property that is patented, registered or otherwise the subject of any filing with any Governmental Entity (other than charter documents, qualifications to do business and other similar documents filed with the secretaries of state or similar officials of any jurisdiction) for which any privacy rights have been claimed. Except as set forth in Schedule 3.13, (a) Seller is the true and lawful owner of, and owns all right, title and interest in and to, all of the Intellectual Property, free and clear of all Liens, (b) the use and registration of the Intellectual Property do not infringe any rights of any other person and are not being infringed by any other person and (c) there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened, by or against Seller regarding the ownership of, or rights to sell or use, any of the Intellectual Property.

Section 3.14. Permits. Seller possesses all licenses, permits and other authorizations from Governmental Entities required by applicable provisions of laws, ordinances, rules and regulations (collectively, “Permits”), necessary for the operation of the Business as it exists on the date hereof and through Closing Date, all of which are in full force and effect and are listed in Schedule 3.14 with expiration dates, if applicable. All of such Permits are assignable to Buyer upon the Closing, Buyer shall acquire all right, title and interest in and to all of such Permits as shall be necessary or convenient to continue to operate the Business after the Closing Date in the same manner as conducted prior to the Closing.

Section 3.15. Compliance with Law. Except as set forth in Schedule 3.15, Seller is in compliance with the terms and conditions of all of the Permits and all laws, rules, regulations and orders applicable to Seller, the Assets or the Business; and Seller has not received any notification that Seller or any of its business practices is in violation of any Permit or any such law, rule, regulation or order.

Section 3.16. Absence of Litigation. Except as set forth in Schedule 3.16, (i) there is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity pending or, to the knowledge of Seller, threatened against Seller, and (ii) Seller is not a party or subject to or in default under any judgment, order or decree of any Governmental Entity, or any settlement agreement.

Section 3.17. Insurance. Schedule 3.17 sets forth a true, correct and complete list of all liability, fire, casualty, fidelity, automobile, workers’ compensation and other insurance policies currently held by or on behalf of Seller, and a description of any self-insurance arrangements by or affecting Seller, including any reserves established thereunder. Such policies are in amounts deemed to be adequate by Seller and are sufficient for compliance with all requirements of Governmental Entities and Contracts to which Seller is subject. All of such policies are in full force and effect, all premiums with respect thereto are currently paid and Seller has received no notice of cancellation or other notice that any such policy will not be renewed.

Section 3.18. Taxes.

(a) As used in this Agreement:

(i) “Audit” means any audit, assessment of Taxes, examination or other proceeding by the IRS or any other Governmental Entity responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “IRS” means the Internal Revenue Service of the United States.

(iv) “Tax Returns” means all federal, state, local and foreign tax returns, declarations, estimates, statements, reports, claims for refund, schedules, forms, and information returns and other documents (including any related supporting information) and any amended Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(b) Except as set forth in Schedule 3.18(b), (i) all Tax Returns required to be filed on or prior to the Closing Date have been duly and timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects and (ii) all Taxes have been duly paid on a timely basis, except for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP.

(c) Except as set forth in Schedule 3.18(c), (i) no Tax Return is currently under Audit by any taxing authority and no notice of any such Audit has been received, (ii) no deficiencies for any Taxes have been proposed, asserted or assessed by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled and (iii) an adequate reserve in accordance with GAAP has been established in the Seller Financial Statements with respect to any Taxes which may successfully be proposed, assessed or asserted.

(d) Except as set forth in Schedule 3.18(d), Seller has complied with all withholding Tax requirements and procedures and, in the case of social security, unemployment, employee payroll and withholding Taxes, has withheld amounts from its employees and, with respect to such employees, has filed all Tax Returns regarding employee income Tax withholding and social security, unemployment Taxes and all other payroll Taxes in compliance with applicable Tax withholding provisions and has made all required remittances in respect of such amounts withheld.

Section 3.19. Benefit Plans.

(a) As used in this Agreement:

(i) “Employees” means the employees or former employees of Seller.

(ii) “Employee Plans” means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise affecting the delivery of medical, dental or other health benefits to Employees, any life insurance, accident, disability, workers’ compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any Plan, and, with respect to all of the above, to which Seller contributes or is a party or is bound or under which it may have liability and under which Employees are eligible to participate or derive a benefit.

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(b) Neither Seller nor any entity which is under common control with Seller, within the meaning of Section 4001(b) of ERISA (each, an “ERISA Affiliate”), maintains or has ever maintained or participated in any Employee Plan. Neither Seller nor any ERISA Affiliate has at any time terminated or withdrawn from any Employee Plan.

(c) Neither Seller nor any ERISA Affiliate contributes to, is obligated to contribute to, has contributed to, or has been obligated to contribute to, and none of the Employees is a participant in, any multiemployer plan, within the meaning of Section 4001 (a)(3) or Section 3(37) of ERISA.

Section 3.20. Labor Matters.

(a) Schedule 3.20(a) sets forth a true, correct and complete list of all current Employees.

(b) Except as set forth in Schedule 3.20(b), Seller has complied in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and occupational safety and health, including, without limitation, any such laws respecting employment discrimination, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable law, ordinance or regulation.

(c) Except as set forth in Schedule 3.20(c), no union or labor organization claims to represent the Employees and Seller has no knowledge of any current union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees. There is no unfair labor practice charge or complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any comparable state, local or foreign agency, and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Seller’s knowledge, threatened against or directly affecting Seller and during the past five years there has not been any such action.

(d) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Employees. No such agreement restricts Seller from relocating or closing any operations.

(e) Seller is not delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such Employees and Seller has paid all sums required to be paid to government agencies on account of such employees.

(f) There are no employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination, or agreements establishing a standard of just cause for dismissal between Seller and any of the current or former Employees.

(g) Seller has delivered to Buyer a true and complete copy of its severance policies applicable to the Employees. Except as set forth in such severance policies, upon termination of the employment of any of the Employees after the date hereof or after the Closing

Date, neither Seller nor Buyer will be liable, directly or indirectly, to any of the terminated Employees for severance pay or other severance benefits, whether by policy, benefit plan, practice or Contract.

(h) Except as set forth in Schedule 3.20(h), there are no complaints, charges, lawsuits or other proceedings pending or, to the knowledge of Seller, threatened by or before any Governmental Entity by or on behalf of any present or former Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There is no grievance or arbitration proceeding arising out of or under collective bargaining agreements or other grievance procedures pending or, to the knowledge of Seller, threatened, and no claims therefor exist. Seller has received no notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller and no such investigation is in progress.

(i) Since the enactment of the WARN Act, Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in connection with its business; or (ii) a “mass layoff (as defined in the WARN Act) affecting any site of employment or facility used in connection with its business; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 3.21. No Misleading Statements. Neither this Agreement (including the Schedules attached hereto, which are incorporated herein by reference), any Seller Related Agreement, nor any certificate or other document delivered by Seller in connection herewith contains, or will contain when delivered, any untrue statement of a material fact or omits to state, or will omit to state when delivered, a material fact necessary in order to make the statements made herein or therein (or in any such Schedule or any such certificate or other document), in light of the circumstances under which they were made, not misleading.

Section 3.22. Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or any of its affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1.Organization and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Indiana and has all requisite power and authority to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Buyer Related Agreement by Buyer, the performance of this Agreement and each Buyer Related Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or the Buyer Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon its execution and delivery by Buyer, each Buyer Related Agreement will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.2.No Conflict; Required Consents and Approvals.

(a) The execution and delivery of this Agreement and each Buyer Related Agreement by Buyer do not, and the performance of this Agreement and each Buyer Related Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of organization or the operating agreement of Buyer, (ii) conflict with or violate any United States federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Buyer or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Contracts to which Buyer is a party or by which any of its properties or assets is bound.

(b) The execution and delivery of this Agreement and the Buyer Related Agreements by Buyer do not, and the performance by Buyer of this Agreement and the Buyer Related Agreements and the consummation of the transactions contemplated hereby and thereby will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any court, administrative agency or commission or other Governmental Entity, or any third party, except for Buyer’s lender.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1.Confidentiality. The terms and existence of this Agreement will remain confidential. No party to this Agreement will disclose to any third party any of the terms of this Agreement without the prior written consent of the other parties to this Agreement (other than to such party’s attorneys, accountants, lenders, and other advisers who are directly involved in the transactions evidenced by this transaction), unless required, in the opinion of legal counsel, to be disclosed by law, in which case the parties will discuss the terms of such disclosure prior to its release. Each party to this Agreement shall be responsible for ensuring that its agents and representatives comply with this Section.

Section 5.2.Bulk Sales Law. Inventory is not a material portion of the Assets to be sold to Buyer hereunder. Buyer and Seller agree that the notice provisions of the bulk sales provisions of the Uniform Commercial Code as in effect in all applicable jurisdictions (the “Bulk Sales Law”) shall not apply to this transaction. Seller shall indemnify and hold harmless Buyer from and against any liability, loss, damage, claim, cost or expense, including reasonable attorneys’ fees, incurred by Buyer and arising out of or based upon an assertion of noncompliance by Seller with the provisions of the Bulk Sales Law.

Section 5.3.Further Assurances. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Buyer and at Seller’s expense and without further consideration, execute and deliver any further bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request in order (a) to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in Buyer all right, title and interest in, to and under the Assets, (b) to assist in the collection or reduction to possession of any and all of the Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto, or (c) to otherwise carry out the intents and purposes of this Agreement. In the case of rights (including, without limitation, under any Contract) which cannot be transferred effectively without the consent of third parties, Seller shall use its best efforts (within commercially reasonable limits) to obtain such consent and to assure to Buyer the benefits thereof during the respective terms thereof.

Section 5.4.Books and Records. On the Closing Date, Seller shall deliver to Buyer all of the Books and Records. However, if at any time after the Closing Date, Seller or Buyer discovers any other Books and Records that have not been delivered to Buyer, Seller shall promptly deliver them to Buyer. From and after the Closing Date, Seller may retain copies of such Tax, finance and legal records as Seller may deem reasonably necessary. Seller shall not, and shall cause its representatives not to, use any information retained pursuant to this Section 5.4 for any purpose unrelated to the transactions contemplated by this Agreement, and all of such information shall remain subject to the terms and conditions of the Confidentiality Agreement.

Section 5.5.Public Announcements. No party hereto shall issue any public announcement, report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except as otherwise required by law.

Section 5.6.Termination of ConocoPhillips Agreements. Within fifteen (15) days following the Closing, Seller shall terminate its existing Professional Services Agreement and Site Access and Use Agreement with ConocoPhillips with respect to the Business.

ARTICLE VI

ENVIRONMENTAL MATTERS

Section 6.1.Certain Definitions. As used in this Agreement:

(a) “De Minimis Amounts” means that level or quantity of Hazardous Materials, the storage, use, disposal, or Release of which does not constitute a violation of, or require any regulation or any reporting, Remediation or other action to be made or taken under, any Hazardous Materials Laws.

(b) “Environmental Condition” means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium on, under, in or about any of the Leased Premises, whether or not yet discovered, which could or does result in any Loss, contribution, cost recovery or other obligation of any nature whatsoever, or any injury, claim, action, suit, proceeding or investigation of any kind, or any judgment, order or decree, in each case of or against Seller or Buyer to or by any other person (including, without limitation, any Governmental Entity).

(c) “Environmental Matters” means, collectively, any Environmental Condition, any Release or any violation of any Hazardous Materials Laws on, under, in or about, or with respect to, any of the Leased Premises or other premises used in the Business with respect to any period prior to the Closing Date (regardless of whether such matter has been disclosed to Buyer in Schedule 6.2(b) or Schedule 6.2(c) or otherwise).

(d) “Hazardous Materials” means any hazardous or toxic substance, material, waste, pollutant or contaminant which is or becomes considered as such by any Governmental Entity or is otherwise regulated or subject to liability under the laws, rules or regulations of any such jurisdiction, and includes, without limitation, any material or substance that is or becomes defined or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous chemical,” “toxic substance,” “toxic chemical,” “pollutant,” “contaminant,” or “regulated substance” or words of similar import under any Hazardous Materials Law.

(e) “Hazardous Materials Laws” means (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Occupational Safety and Health Act of 1970; the Federal Water Pollution Control Act; the Solid Waste Disposal Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; the Resource Conservation and Recovery Act (including, without limitation, Subtitle I relating to UST Systems); and the Federal Insecticide, Fungicide and Rodenticide Act, (ii) regulations promulgated under any of the above statutes; (iii) any applicable federal, state or local statute, ordinance, rule or regulation, or any common law, that relates to environmental conditions, human health, industrial hygiene, or Hazardous Materials; in each case, as amended; and (iv) the applicable terms and conditions associated with any Permit issued to and held by Seller pursuant to any of the foregoing.

(f) “Losses” is defined in Section 7.1 hereof.

(g) “Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

(h) “Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Release or Environmental Condition, any actions to prevent, cure or mitigate any Release or Environmental Condition, any action to comply with any Hazardous Materials Laws or with any Permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials or Environmental Condition.

(i) “UST Systems” means all underground storage tanks located on or under any of the Leased Premises and all associated piping, lines, pumps, siphons and other ancillary equipment and containment systems, used in connection with the storage, dispensing or general use of any Hazardous Materials.

Section 6.2.Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a) Except as set forth in Schedule 6.2(a), Seller has obtained all Permits that are required in respect of the Leased Premises or the Business under applicable Hazardous Materials Laws, all of which are in full force and effect, and Seller and the operation of the Business, the Leased Premises and the Assets are in compliance with the terms and conditions of all such Permits. Seller has and, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any of the Leased Premises has, kept and maintained the Leased Premises (including, without limitation, the groundwater on or under the Leased Premises) and conducted its business in compliance with all applicable Hazardous Materials Laws. Seller has filed all reports and notices required by all applicable Hazardous Materials Laws and has maintained all environmental and operating documents and records in the manner and for the periods required by such Hazardous Materials Laws.

(b) Except as set forth in Schedule 6.2(b), neither Seller nor, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any Leased Premises, has stored, dispensed or used any other Hazardous Materials on, under, in or about the Leased Premises in excess of De Minimis Amounts.

(c) Except as set forth in Schedule 6.2(c), (i) there has been no Release of Hazardous Materials in excess of De Minimis Amounts on, under, in or about any of the Leased Premises, (ii) there are no Environmental Conditions at any of the Leased Premises, and (iii) there is no Remediation underway at any of the Leased Premises.

(d) Except as set forth in Schedule 6.2(d), (i) Seller is not subject to any judgment, order or decree under any Hazardous Material Law or relating to any Release or Environmental Condition; (ii) there is no claim, action, suit, proceeding or investigation or cease and desist order pending, or to Seller’s knowledge, threatened or contemplated, by or before any third party, including any Governmental Entity, against Seller, or, to Seller’s knowledge, any current or previous owner, tenant, occupant, operator or user of any of the Leased Premises, relating to any Release or Environmental Condition; (iii) there are no enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, or, to Seller’s knowledge, threatened or contemplated, pursuant to any Hazardous Materials Laws concerning or dealing with any of the Leased Premises, any Assets or the Business; and (iv) to Seller’s knowledge, there are no occurrences or conditions at any of the Leased Premises, at any other property, or associated with the Business, which could give rise to any such governmental or regulatory action or third-party claim, or which could subject Seller, Buyer or any of the Leased Premises to any restrictions on ownership, occupancy, transferability or use of the Leased Premises under any Hazardous Materials Laws.

Section 6.3.Indemnification by Seller. It is expressly acknowledged that Buyer is not assuming and shall not be liable for, any liabilities or obligations relating to any Environmental Matters. Accordingly, pursuant to Article VII hereof, Seller shall indemnify and hold Buyer and its affiliates, directors, officers, managers, members, employees, stockholders, agents and representatives, harmless from and against any Losses incurred by any of them and arising out of or based upon (a) any breach of the representations and warranties set forth in Section 6.2 or (b) any Environmental Matters whatsoever. The fact that an Environmental Matter has been disclosed to Seller in Schedule 6.2(a) through (d) (or any subpart of Schedule 6.2) or otherwise, or that Buyer acquires knowledge of such Environmental Matter in the course of any pre-Closing environmental testing and investigation of the Leased Premises, shall not in any manner affect the indemnification obligations of Seller hereunder.

Section 6.4.Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of either party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VII

INDEMNIFICATION

Section 7.1.Indemnification by Seller. Until December 31, 2010, Seller shall indemnify and hold Buyer harmless from and against any liability, loss, damage, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens, or other obligations of any nature whatsoever (collectively, “Losses”), incurred by any of them and arising out of or based upon:

(a) any breach by Seller of its representations, warranties, covenants or agreements set forth in this Agreement, the Master Agreement, any Ancillary Agreement, or any other document or instrument delivered by Seller pursuant hereto or thereto;

(b) any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising primarily from acts, omissions, events or other conditions that occurred or existed with respect to the Assets or the Business at any time prior to the Closing, including, without limitation, all claims of ConocoPhillips against Seller; and

(c) any obligations, debts, Taxes, operating expenses, rent, utilities and other liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, that are not expressly assumed by Buyer pursuant to Section 1.3 above, including for purposes of clarity and without limitation, any Losses incurred as a result of any Environmental Matters (as provided for in Section .6.3 hereof) or condition asserted against Buyer or the Assets.

Seller shall have no right to seek contribution from Buyer with respect to all or any part of their indemnification obligations hereunder, and such obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement of Seller.

Seller’s obligations under this Section 7.1 shall expire and be of no further effect at 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 7.2.Indemnification by Buyer. Until December 31, 2010, Buyer shall indemnify and hold Seller harmless from and against any Losses incurred by them and arising out of or based upon any breach by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Buyer Related Agreement.

Buyer’s obligations under this Section 7.2 shall expire and be of no further effect at 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 7.3.Defense or Prosecution of Claims. As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, a party entitled to indemnification hereunder (the “Indemnified Party”) shall deliver a written claim for indemnification to an indemnifying party or parties (individually or collectively, the “Indemnifying Party”), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the Losses arising therefrom. Thereafter, the Indemnified Party shall provide to the Indemnifying Party all information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, unless (i) such claim seeks an order, injunction or other equitable relief against the Indemnified Party, (ii) such claim is in respect of any Environmental Matters, or (iii) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between Seller and Buyer in the defense or prosecution of such claim. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, it shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof other than reasonable costs of investigation and any costs incurred in the course of such defense or prosecution. In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, Seller and Buyer shall cooperate in:the defense or prosecution thereof and shall furnish such records and information and attend’at such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim or demand that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), other than any claim or demand as to which the Indemnifying Party shall not have assumed the defense or prosecution thereof.

Section 7.4.Payment of Losses; Set-Off. All Losses incurred by an Indemnified Party that are subject to indemnification hereunder shall be payable by the Indemnifying Party within 30 days after a valid claim for indemnification is made in accordance with this Article VII.

Buyer shall be entitled to offset any such Losses against amounts otherwise payable to Seller pursuant to this Agreement, the Operating Agreement of Buyer, or otherwise. Neither the exercise nor the failure to exercise of Buyer’s rights under the foregoing rights of set-off shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VIII

CONDITIONS

Section 8.1.Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law in a written instrument executed and delivered by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Agreements and Covenants. Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date,

(c) Certificate. Buyer shall have received a certificate or certificates signed by the President of Seller to the effect set forth in Sections 8.1(a) and (b).

(d) Seller’s Certificate. Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller, certifying as to the resolutions of the board of directors and the shareholders of Seller approving the execution and delivery of this Agreement and the Master Agreement and the performance of the transactions contemplated hereby and thereby.

(e) Certificate of Existence. Buyer shall have received a certificate of existence for Seller from the Secretary of State of the State of Indiana, dated as of a date not earlier than 10 days prior to the Closing Date.

(f) Consents and Approvals. All filings required to be made prior to the Closing by Seller with, and all consents, approvals and authorizations required to be obtained by Seller from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or in order to permit Buyer to own or operate the Assets and the Business after the Closing, shall have been made or obtained (as the case may be); and Seller shall have obtained the necessary consents to consummation of the transactions contemplated hereby of the persons set forth in Schedule 3.3(b), on terms and conditions reasonably satisfactory to Buyer.

(g) No Order. No litigation or other proceeding by or before any Governmental Entity shall have been instituted, and no Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restrains consummation of the transactions contemplated hereby, or that could reasonably be expected to affect Buyer’s ownership and control or rights to use or otherwise receive the benefit of any of the Assets following the Closing Date (collectively, an “Order”).

(h) Due Diligence. Buyer shall have completed its due diligence investigation relating to the Business, its current and past operations, and each Asset, and Buyer shall be satisfied with the results of its investigation, with such satisfaction being determined by Buyer in its sole and absolute discretion.

(i) Legal Opinion. Buyer shall have received the opinion of Wood & Lamping, LLP, counsel to Seller, dated the Closing Date, addressed to Buyer and in substantially the form attached hereto as Exhibit 8.1(i) and otherwise in form and substance reasonably satisfactory to Buyer.

(j) Legal Details. All other legal details and corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Buyer or its counsel may reasonably request.

(k) New Power Supply Contract. Buyer shall have entered into a long term power supply contract between Buyer and Cinergy/PSI Energy for power from Cinergy/PSI Energy’s Generator fueled by the Business’ synthetic natural gas on such terms and conditions as are acceptable to Buyer in its sole discretion;

(1) Synthetic Gas Supply Contract. Buyer shall have entered into an amendment and assignment of the synthetic gas supply contract between Seller and Cinergy/PSI Energy or a new agreement for the sale of synthetic gas to Cinergy/PSI Energy on such terms and conditions as are acceptable to Buyer in its sole discretion.

(m) ConocoPhillips Claims. Seller shall have successfully settled any and all claims between Seller and ConocoPhillips.

Section 8.2.Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Agreements and Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate. Seller shall have received a certificate or certificates signed by the President of Buyer to the effect set forth in Sections 8.2(a) and (b).

(d) Buyer’s Certificate. Seller shall have received a certificate of the Secretary or Assistant Secretary of Buyer, certifying as to the resolutions of the Management Board of Seller approving the execution and delivery of this Agreement and the Master Agreement and the performance of the transactions contemplated hereby and thereby.

(e) Certificate of Existence. Seller shall have received a certificate of existence for Buyer from the Secretary of State of the State of Indiana, dated as of a date not earlier than 10 days prior to the Closing Date.

(f) Consents and Approvals. All filings required to be made prior to the Closing by Buyer with, and all consents, approvals and authorizations required to be obtained by Buyer from, any Governmental Entities or lender in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be).

(g) No Order. There shall be no Order.

(h) Legal Opinion. Seller shall have received the opinion of Parr Richey Obremsky & Morton, counsel to Buyer, dated the Closing Date, addressed to Seller and in substantially the form attached hereto as Exhibit 8.2(h) and otherwise in form and substance reasonably satisfactory to Seller.

(i) New Power Supply Contract. Buyer shall have entered into a long term power supply contract between Buyer and Cinergy/PSI Energy for power from Cinergy/PSI Energy’s Generator fueled by the Business’ synthetic natural gas on such terms and conditions as are acceptable to Buyer in its sole discretion;

(j) Synthetic Gas Supply Contract. Buyer shall have entered into an amendment and assignment of the synthetic gas supply contract between Seller and Cinergy/PSI Energy or a new agreement for the sale of synthetic gas to Cinergy/PSI Energy on such terms and conditions as are acceptable to Buyer in its sole discretion.

(k) ConocoPhillips Claims. Seller shall have successfully settled any and all claims between Seller and ConocoPhillips.

(1) Air Separation Unit. Wabash Valley Power Association, Inc. (“WVPA”) shall have acquired or shall be acquiring simultaneously with the Closing the air separation unit from Seller pursuant to a separate agreement between WVPA and Seller of even date herewith.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1.Payment of Expense. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 9.2.Survival. All representations, warranties, covenants, and agreements in this Agreement shall survive the Closing until 11:59 p.m., Indianapolis time, on December 31, 2010.

Section 9.3.Entire Agreement; Assignment; Etc. This Agreement (including the Exhibits and Schedules attached hereto and incorporated herein by reference and the Master Agreement) constitutes the entire agreement, and supersedes all other agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Buyer may assign all or any part of its rights and obligations hereunder to any affiliate of Buyer.

Section 9.4.Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof,

Section 9.5.Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 9.6.Modification or Amendment. The parties hereto may modify or amend this Agreement at any time, only by a written instrument duly executed and delivered by each party hereto.

Section 9.7.Notices. All notices and other cornmunications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the next business day after being sent by nationally-recognized overnight delivery service:

(a)	If to Buyer, to:

Edward P. Martin

Chief Executive Officer

SG Solutions, LLC

722 North High School Road

Indianapolis, Indiana 46214

With a copy to:

Don F. Morton, Esq.

c/o Wabash Valley Power Association, Inc.

722 North High School Road

P. O. Box 42700

Indianapolis, Indiana 46224

and

Lawrence F. Dorocke, Esq.

Dann Pecar Newman & Kleiman, P.C.

One American Square, Suite 2300

Box 82008

Indianapolis, Indiana 46282

(b)	If to Seller, to:

Harry H. Graves

Managing Director

Wabash River Energy, Ltd,

312 Walnut Street, Suite 2650

Cincinnati, Ohio 45202

With a copy to:

Timothy A. Garry, Jr., Esq.

Wood & Lamping LLP

600 Vine Street, Suite 2500

Cincinnati, Ohio 45202

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law. Either party to this Agreement may change its notice information by sending notice of any change to the other party in the same manner as required by this Section 9.7.

Section 9.8.Failure or Delay Not Waiver: Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.9.Reasonable Commercial Efforts. Each party agrees to use reasonable commercial efforts to do all things and to receive all consents necessary to carry out the terms of this Agreement.

Section 9.10.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana, without regard to the conflicts of laws principles thereof.

Section 9.11.Counterparts. This Agreement may be executed in the original or by facsimile in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

“Buyer”

SG SOLUTIONS, LLC, an Indiana limited liability company

By:	/s/ Edward P. Martin
Edward P. Martin, CEO
“Seller”

WABASH RIVER ENERGY, LTD.

/s/ H. H. Graves
By:	Harry H. Graves
Its:	President

LIST OF EXHIBITS AND SCHEDULES

Exhibits
A	Legal Description
8.1(i)	Opinion of Buyer’s Counsel
8.2(h)	Opinion of Seller’s Counsel

Schedules
1.1 (c)	Assumed Contracts
1.2(g)	Account Receivable
2.5	Allocation of Purchase Price
3.3(a)	No Conflict
3.3(b)	Required Filings and Consents
3.5(a)	Depreciation Schedules — to be provided under separate cover
3.7	Warranty of Title
3.8(a)	Equipment
3.8(b)	Property and Equipment
3.9(a)	Contracts
3.9(b)	Equipment Leases
3.10	Certain Matters Related to Leased Premises
3.13	Intellectual Property
3.14	Permits
3.15	Compliance with Law
3.16	Litigation
3.17	Insurance
3.18(b)	Timing of Tax Returns and Payments
3.18(c)	Taxes (Audits)
3.18(d)	Taxes (Withholdings)
3.20(a)	Employees
3.20(b)	Labor Matters (Compliance)
3.20(c)	Labor Matters (Union Issues)
3.20(h)	Labor Matters (Claims)
6.2(a)	Environmental Matters (Permits)
6.2(b)	Environmental Matters (Use, Storage)
6.2(c)	Environmental Matters (Releases)
6.2(d)	Environmental Matters
8.2(a)	Partial List of Assets Sold

Exhibit A

SCHEDULE A

LEASE DESCRIPTION

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec lease tract as shown on DESTEC ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No. P1163-G-101.01, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 for tract one.

Part of Fractional Section Thirty-three (33) and part of Section Thirty-two (32) in Township Thirteen (13) North, Range Nine (9) West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 degrees East along the West Line of Fractional Section 33 a distance of 1562.54 feet to a point; thence North 90 degrees West a distance of 131.63 feet to the Point of Beginning; thence North 00 degrees 48 minutes 40 seconds East a distance of 103.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 175.00 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 95.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 250.00 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 250.00 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 250.00 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 95.00 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 175.00 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 312.80 feet to a point; thence North 10 degrees 47 minutes 36 seconds East a distance of 184.61 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 75.28 feet to a point; thence North 49 degrees 40 minutes 22 seconds East a distance of 41.20 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 284.42 feet to a point; thence South 39 degrees 10 minutes 21 seconds East a distance of 315.22 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 355.47 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 113.61 feet to a point; thence North 1 degree 26 minutes 52 seconds East a distance of 35.00 feet to a point; thence South 86 degrees 38 minutes 38 seconds East a distance of 45.04 feet to a point; thence South 03 degrees 21 minutes 22 seconds West a distance of 90.09 feet to a point; thence North 86 degrees 27 minutes 45 seconds West a distance of 42.05 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 113.00 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 108.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 550.00 feet to the Point of Beginning containing 10.79 acres more or less.

Subject to all right-of-ways and easements of record.

SCHEDULE B

EXHIBIT B-l

An easement for the benefit of the land described in Exhibit A for the purpose of construction, repair, replacement, maintenance, inspection and operation of electrical transmission facilities and other equipment as created in a Site Lease and Grant of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 804 and assigned to the insured in a document entitled Memorandum of Lease and Assignment of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 805 in, on, and under the following described land:

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec work easement as shown on DESTEC, ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No. P1163-G-101.01, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 for tract one.

Part of Fractional Section Thirty-three (33) and part of Section Thirty-two (32) in Township Thirteen (13) North, Range Nine (9) West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 degrees East along the West Line of Fractional Section 33 a distance of 1336.67 feet to a point; thence North 90 degrees East a distance of 32.58 feet to the Point of Beginning; thence North 89 degrees 11 minutes 17 seconds West a distance of 167.39 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 223.51 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 14.00 feet to a point; thence South 00 degrees 48 minutes 42 seconds West a distance of 187.34 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 74.34 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 43.83 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 79.05 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 80.00 feet to the Point of Beginning containing 0.28 acres more or less.

Subject to all right-of-ways and easements of record.

SCHEDULE B (cont’d)

EXHIBIT B-2

An easement for the benefit of the land described in Exhibit A for the purpose of ingress and egress as created in a Site Lease and Grant of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 804 and assigned to the insured in a document entitled Memorandum of Lease and Assignment of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 805 in, on, and under the following described land:

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec lease tract as shown on DESTEC, ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No.s P1163-G-101.01 and P11163-G-101.02, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 (tract one) in the Vigo County Recorder’s Office.

Part of Fractional Section Thirty-three (33) and part of Sections Thirty-two (32) and Twenty-eight (28) in Township Thirteen (13) North, Range Nine (9) West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 East along the West Line of Fractional Section 33 a distance of 1267.73 feet to a point; thence North 90 degrees West a distance of 173.77 feet to the Point of Beginning; thence North 00 degrees 48 minutes 40 seconds East a distance of 544.20 feet to a point; thence along a curve to the left having a radius of 55.00 feet, a delta angle of 89 degrees 59 minutes 59 seconds and a length of 86.39 feet to a point; thence North 89 degrees 11 minutes 19 seconds West a distance of 130.63 feet to a point; thence along a curve to the left having a radius of 85.00 feet, a delta angle of 90 degrees and a length of 133.52 feet to a point; thence South 00 degrees 48 minutes 42 seconds West a distance of 5.12 feet to a point; thence North 89 degrees 11 minutes 19 seconds West a distance of 40.00 feet to a point; thence North 00 degrees 48 minutes 41 seconds East a distance of 5.12 feet to a point; thence along a curve to the right having a radius of 125.00 feet, a delta angle of 90 degrees and a length of 196.35 feet to a point; thence South 89 degrees 11 minutes 19 seconds East a distance of 130.63 feet to a point; thence along a curve to the left having a radius of 55.00 feet, a delta angle of 90 degrees 00 minutes 01 second and a length of 86.39 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 80.77 feet to a point; thence North 10 degrees 47 minutes 43 seconds East a distance of 184.57 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 61.03 feet to a point; thence along a curve to the right having a radius of 99.99 feet, a delta angle of 77 degrees 06 minutes 38 seconds and a length of 134.56 feet to a point; thence North 77 degrees 55 minutes 18 seconds East a distance of 163.39 feet to a point; thence along a curve to the right having a radius of 270.11 feet, a delta angle of 61 degrees 54 minutes 18 seconds and a length of 291.84 feet to a point; thence South 40 degrees 10 minutes 24 seconds East a distance of 179.29 feet to a point; thence along a curve to the left having a radius of 50.00, a delta angle of 135 degrees 55 minutes 38 seconds and a length of 118.62 feet to a point; thence North 03 degrees 53 minutes 58 seconds East a distance of 189.54 feet to a point; thence North 02 degrees 08 minutes 22 seconds East a distance of 260.25 feet to a point; thence North 03 degrees 38 minutes 25 seconds East a distance of 1320.18 feet; thence along a curve to the left having a radius of 577.68 feet, a delta angle of 10 degrees 42 minutes 20 seconds and a length of 107.94 feet to a point; thence North 07 degrees 03 minutes 55 seconds West a distance of 28.94 feet to a point; thence along a curve to the right having a radius of 622.77 feet, a delta angle of 09 degrees 29 minutes 01 second and a length of 103.08 feet to a point; thence North 02 degrees 25 minutes 07 seconds East a distance of 121.55 feet to a point; thence along a curve to the left having a radius of 969.66 feet, a delta angle of 10 degrees 57 minutes 59 seconds and a length of 185.59 feet to a point; thence North 08 degrees 32 minutes 52 seconds West a distance of 53.54 feet to a point; thence along a curve to the left having a radius of 50.00 feet, a delta angle of 82 degrees 08 minutes 58 seconds and a length of 71.69 feet to a point; thence South 89 degrees 18 minutes 10 seconds West a distance of 33.72 feet to a point; thence along a curve to the right having a radius of 135.45 feet, a delta angle of 24 degrees 26 minutes 12 seconds and a length of 57.77 feet to a point; thence North 66 degrees 15 minutes 38 seconds West a distance of 67.36 feet to a point on the South right-of-way of 62 Ave. (Leek Rd.); thence North 89 degrees 18 minutes 10 seconds East along said right-of-way a distance of 247.46 feet to a point; thence South 15 degrees 47 minutes 03 seconds West a distance of 15.44 feet to a point; thence along a curve to the left having a radius of 128.43 feet, a delta angle of 24 degrees 19 minutes 54 seconds and a length of 54.54 feet to a point; thence South 08 degrees 32 minutes 52 seconds East a distance of 62.55 feet to a point; thence along a curve to the right having a radius of 1009.66 feet, a delta angle of 10 degrees 57 minutes 59 seconds and a length of 1193.25 feet to a point; thence South 02 degrees 25 minutes 07 seconds West a distance of 121.55 feet to a point; thence along a curve to the left having a radius of 582.77 feet, a delta angle of 09 degrees 29 minutes 01 second and a length of 96.46 feet to a point; thence South 07 degrees 03 minutes 55 seconds East a distance of 28.94 feet to a point; thence along a curve to the right having a radius of 617.68 feet, a delta angle of 10 degrees 42 minutes 20 seconds and a length of 115.41 feet to a point; thence South 03 degrees 38 minutes 25 seconds Went a distance of 369.22 feet to a point; thence along a curve to the left having a radius of 51.39 feet, a delta angle of 92 degrees 49 minutes 45 seconds and a length of 83.25 feet to a point, thence South 89 degrees 11 minutes 20 seconds East a distance of 83.17 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 40.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 83.17 feet to a point; thence along a curve to the left having a radius of 58.80 feet, a delta angle of 87 degrees

10 minutes 15 seconds and a length of 89.46 feet to a point; thence South 03 degrees 38 minutes 25 seconds West a distance of 800.43 feet to a point; thence South 02 degrees 08 minutes 22 seconds West a distance of 50.89 feet to a point; thence along a curve to the left having a radius of 53.28 feet, a delta angle of 91 degrees 19 minutes 42 seconds and a length of 84.93 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 16.18 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 40.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 16.18 feet to a point; thence along a curve to the left having a radius of 55.76 feet, a delta angle 88 degrees 40 minutes 18 seconds and a length of 87.84 feet to a point; thence South 02 degrees 08 minutes 22 seconds West a distance of 59.45 feet to & point; thence South 03 degrees 53 minutes 58 seconds West a distance of 210.80 feet to a point; thence South 07 degrees 59 minutes 08 seconds West a distance of 447.96 feet to a point; thence North 86 degrees 38 minutes 39 seconds West a distance of 21.28 feet to a point; thence South 01 degree 26 minutes 52 seconds West a distance of 90.01 feet to a point; thence South 86 degrees 27 minutes 45 seconds East a distance 42.05 feet to a point; thence South 03 degrees 21 minutes 21 seconds West a distance of 104.69 feet to a point; thence South 82 degrees 19 minutes 17 seconds West a distance of 33.83 feet; thence along a curve to the right having a radius of 70.00 feet, a delta angle of 122 degrees 49 minutes 44 seconds and a length of 150.06 feet to a point; thence North 25 degrees 04 minutes 56 seconds East a distance of 51.97 feet to a point; thence North 03 degrees 32 minutes 31 seconds East a distance of 74.16 feet to a point; thence North 22 degrees 54 minutes 51 seconds East a distance of 114.18 feet to a point; thence North 07 degrees 59 minutes 08 seconds East a distance of 108.76 feet to a point; thence along a curve to the left having a radius of 147.03 feet, a delta angle of 48 degrees 09 minutes 32 seconds and a length of 124.25 feet to a point; thence North 40 degrees 10 minutes 24 seconds West a distance of 63.37 feet to a point; thence North 40 degrees 10 minutes 24 seconds West a distance of 199.23 fact; thence along a curve to the left having a radius of 230.11 feet, a delta angle of 61 degrees 54 minutes 18 seconds and a length of 248.62 feet to a point; thence South 77 degrees 55 minutes 18 seconds West a distance of 163.39 to a point; thence along a curve to the left having a radius of 59.99 feet, a delta angle of 77 degrees 06 minutes 38 seconds and a length of 80.73 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 64.52 feet to a point; thence South 10 degrees 47 minutes 43 seconds West a distance of 184.57 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 416.4 8 feet to a point; thence along a curve to the left having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 400.00 feet to a point, thence along a curve to the right having a radius of 95.00 feet, a delta angle of 90 degrees and a length of 149.23 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 113.36 feet to a point; thence along a curve to the right having a radius of 94.84 feet, a delta angle of 44 degrees 59 minutes 58 seconds and a length of 74.49 feet to a point; thence South 45 degrees 48 minutes 38 seconds West a distance of 92.15 feet to a point; thence a curve to the left having a radius of 54.84 feet, a delta angle of 44 degrees 59 minutes 58 seconds and a length of 43.07 feet to a point; thence South

00 degrees 48 minutes 40 seconds West a distance of 131.64 feet to 3 point; thence along a curve to the right having a radius of 95.00 feet, a delta angle of 90 degrees and a length of 149.23 feet to a point; thence North 89 degrees 11 minutes 20 seconds West 97.00 feet to a point; thence along a curve to the left having a radius of 55.00 fact, a delta angle of 90 degrees and a length of 86.39 feet to a point; South 00 degrees 48 minutes 40 seconds West a distance of 115.32 feet to a point; thence along a curve to the right having a radius of 460.53 feet, a delta angle of 23 degrees 05 minutes 35 seconds and a length of 185.62 feet to a point; thence South 23 degrees 54 minutes 15 seconds West a distance of 65.17 feet to a point; thence along a curve to the right having a radius of 1537.71 feet, a delta angle of 18 degrees 42 minutes 28 seconds and a length of 502.08 feet to a point; thence South 42 degrees 36 minutes 42 seconds West a distance of 100.00 feet to a point; thence along a curve to the right having a radius of 250.13 feet, a delta angle of 46 degrees 58 minutes 28 seconds and a length of 205.07 feet to a point; thence South 89 degrees 35 minutes 10 seconds West a distance of 123.16 feet to a point on the South right-of-way of Bolton Road; thence North 00 degrees 24 minutes 50 seconds West a distance of 40.00 feet to a point on the North right-of-way of Bolton Road; thence North 89 degrees 35 minutes 10 seconds a distance East a distance of 123.16 feet to a point; thence along a curve to the left having a radius of 210.13 feet, a delta angle of 46 degrees 58 minutes 28 seconds and a length of 172.27 feet to a point; thence North 42 degrees 36 minutes 42 seconds East a distance of 100.00 feet to a point; thence along a curve to the left having a radius of 1497.71 feet, a delta angle of 18 degrees 42 minutes 28 seconds and a length of 489.02 feet to a point; thence North 23 degrees 54 minutes 15 seconds East a distance of 65.17 feet to a point; thence along a curve to the left having a radius of 420.53 feet, a delta angle of 23 degrees 05 minutes 35 seconds and a length of 169.50 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 326.32 feet to a point; thence along a curve to the left having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 202.66 feet; thence North 00 degrees 48 minutes 40 seconds East a distance of 40.00 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 8.66 feet to a point; thence along a curve to the left having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to the Point of Beginning containing 13.14 acres more or less.

Excepting therefrom a closed area within the aforementioned described easement, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 degrees East along the West Line of Fractional Section 33 a distance of 1267.17 feet to a point; thence North 90 degrees West a distance of 133.78 feet to the point of beginning; thence North 00 degrees 48 minutes 40 seconds East a distance of 205.00 feet to a point; thence along a curve to the right having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 400.00 feet to a point; thence along a curve to the right having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 113.36 feet to a point; thence along a curve to the right having a radius of 54.84 feet, a delta angle of 44 degrees 59 minutes 58 seconds and a length of 43.07 feet to a point; thence South 45 degrees 48 minutes 38 seconds West a distance of 92.15 feet to a point; thence along a curve to the left having a radius of 94.84 feet, a delta angle of 44 degrees 59 minutes 58 seconds and a length of 74.49 feet to a point; South 00 degrees 40 minutes 48 seconds West a distance of 131.64 feet to a point; thence along a curve to the right having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance 97.00 feet to a point; thence along a curve to the right having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 61.00 feet to a point; thence along a curve to the left having a radius of 95.00 feet, a delta angle of 90 degrees and a length of 149.23 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 44.00 feet to a point; thence along a curve to the right having a radius of 55.00 feet, a delta angle of 90 degrees and a length of 86.39 feet to the Point of Beginning, containing 4.50 acres more or less.

Subject to all right-of-ways and easements of record.

SCHEDULE B (cont’d)

EXHIBIT B-3

An easement for the benefit of the land described in Exhibit A for the purpose of parking vehicles and other mobile equipment and for the laydown storage placement and removal of construction materials and other bulk items as created in a Site Lease and Grant of Easements entered into as of August 31,1993 and recorded September 2, 1993 in Lease Record 8, page 804 and assigned to the insured in a document entitled Memorandum of Lease and Assignment of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 805 in, on, and under the following described land:

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec work easement as shown on DESTEC, ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No. P1163-G-101.01, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 for tract one.

Part of Section Thirty-two (32) in Township Thirteen (13) North, Range Nine West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southeast corner of the Northeast Quarter of Section 32; thence North 00 degrees East along the East Line of Section 32 a distance of 1570.97 feet to a point; thence North 90 degrees West a distance of 162.52 feet to the Point of Beginning; thence North 89 degrees 11 minutes 16 seconds West a distance of 362.63 feet to a point; thence North 00 degrees 48 minutes 40 seconds East a distance of 161.03 feet to a point; thence North 28 degrees 02 minutes 19 seconds West a distance of 232.88 feet to a point; thence North 08 degrees 30 minutes 00 seconds East a distance of 201.72 feet to a point; thence South 89 degrees 12 minutes 06 seconds East a distance of 379.01 feet to a point; thence South 01 degree 00 minutes 50 seconds West a distance of 208.66 feet to a point; thence South 89 degrees 15 minutes 56 seconds East a distance of 69.74 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 356.44 feet to the Point of Beginning containing 5.09 acres more or less.

Subject to all right-of-ways and easements of record.

SCHEDULE B (cont’d)

EXHIBIT B-4

An easement for the benefit of the land described in Exhibit A for the purpose of the construction, repair, replacement and maintenance of the residual products transfer facility and for access to and inspection of residual products transfer and removal facilities as created in a Site Lease and Grant of Easements entered into as of August 31,1993 and recorded September 2, 1993 in Lease Record 8, page 804 and assigned to the insured in a document entitled Memorandum of Lease and Assignment of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 805 in, on, and under the following described land:

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec work easement as shown on DESTEC, ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No. P1163-G-101.01, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 for tract one.

Part of Fractional Section Thirty-three (33) in Township Thirteen (13) North, Range Nine (9) West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 degrees East along the West Line of Fractional Section 33 a distance of 1273.19 feet to a point; thence South 90 degrees East a distance of 503.80 feet to the Point of Beginning; thence North 05 degrees 34 minutes 10 seconds East a distance of 368.90 feet to a point; thence North 87 degrees 44 minutes 39 seconds West a distance of 27.30 feet to a point; thence North 01 degrees 26 minutes 52 seconds East a distance of 130.91 feet to a point; thence South 86 degrees 18 minutes 43 seconds East a distance of 102.04 feet to a point; thence South 05 degrees 35 minutes 42 seconds West a distance of 498.92 feet to a point; thence North 86 degrees 28 minutes 43 seconds West a distance of 65.14 feet to the Point of Beginning containing 0.84 acres more or less.

Subject to all right-of-ways and easements of record.

SCHEDULE B (cont’d)

EXHIBIT B-5

An easement for the benefit of the land described in Exhibit A for the purpose of the disposal and placement of soil rock and concrete as created in a Site Lease and Grant of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 804 and assigned to the insured in a document entitled Memorandum of Lease and Assignment of Easements entered into as of August 31, 1993 and recorded September 2, 1993 in Lease Record 8, page 805 in, on, and under the following described land:

The following description was prepared for DESTEC ENGINEERING, INC. for the purpose of describing a Destec work easement as shown on DESTEC, ENGINEERING AREA MAP LEASE PLAN, Wabash River Coal Gasification Repowering Project, Drawing No. P1163-G-101.02, approved 7/15/93. The basis of bearing for the description is based on the alignment of the section line between Fraction Section 33 and Section 32 as stated in Deed Record 430 Pages 738-739 for tract one.

Part of Fractional Section Thirty-three (33) in Township Thirteen (13) North, Range Nine (9) West, Vigo County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Fractional Quarter of Section 33; thence North 00 degrees East along the West Line of Fractional Section 33 a distance of 3135.95 feet to a point; thence South 90 degrees East a distance of 830.74 feet to the Point of Beginning; thence North 00 degrees 48 minutes 40 seconds East a distance of 540.00 feet to a point; thence South 89 degrees 11 minutes 20 seconds East a distance of 400.00 feet to a point; thence South 00 degrees 48 minutes 40 seconds West a distance of 540.00 feet to a point; thence North 89 degrees 11 minutes 20 seconds West a distance of 400.00 feet to the Point of Beginning containing 4.96 acres more or less.

Subject to all right-of-ways and easements of record.